UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 3, 2009

VELOCITY EXPRESS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	0-28452	87-0355929
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Morningside Drive North Bldg. B, Suite 300 Westport, Connecticut	06880
(Address of Principal Executive Offices)	(Zip Code)

Registrants’ telephone number, including area code: (203) 349-4160

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

On November 3, 2009, the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") signed an order (the "Sale Order") approving the Asset Purchase Agreement, as defined below, and the sale of substantially all of the assets of Velocity Express Corporation (the "Company") to ComVest Velocity Acquisition I, LLC (the “Purchaser”) pursuant to Section 363 of the Bankruptcy Code.

On September 24, 2009, the Company”) and all of its United States subsidiaries (collectively with the Company, the “Sellers”) entered into an Asset Purchase Agreement (as amended on October 14, 2009 and October 28, 2009, the “Asset Purchase Agreement”) with the Purchaser pursuant to which the Purchaser will purchase substantially all of the assets of the Sellers for an aggregate purchase price of $9,773,740 plus the outstanding Obligations under the DIP Credit Agreement and the Burdale Credit Agreement (as defined in the Asset Purchase Agreement), Determined Cure Costs (as defined in the Asset Purchase Agreement) and cash in an amount equal to $50,000.  The Purchaser will assume certain liabilities from the Sellers associated with the purchased assets and pay cure costs of assumed contracts subject to a $250,000 cap (such transactions, collectively, the “Asset Purchase”).

The obligations of the Sellers and Purchaser to complete the Asset Purchase are subject to a number of closing conditions, including, among others, the material accuracy of the representations and warranties of the parties, material compliance by the parties with their obligations under the Asset Purchase Agreement, the absence of any proceedings under Chapter 7 of the Bankruptcy Code, and the absence of a material adverse change with respect to the Sellers since the date of the Asset Purchase Agreement.

It is anticipated that closing of the transaction will occur approximately 10 days from the date of the Sale Order.

The foregoing description of the terms of the Agreement is qualified in its entirety by reference to such Asset Purchase Agreement, which has been previously filed, and Amendments No. 1 and No. 2, which are being filed herewith..

The Asset Purchase Agreement has been included to provide investors and security holders with information regarding its terms.  It is not intended to provide any other factual information about the Sellers.  The representations, warranties and covenants contained in the Asset Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Asset Purchase Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties thereto in connection with the execution of the Asset Purchase Agreement.  The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Asset Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.

In connection with the entry of the Sale Order in the Bankruptcy Case, on November 4, 2009, the Company issued a press release.  The press release is attached hereto as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits.

2.1           Amendment to Asset Purchase Agreement, dated as of October 14, 2009, among Velocity Express Corporation, a Delaware corporation, Velocity Express, Inc., a Delaware corporation, Velocity Express Leasing, Inc., a Delaware corporation, CD&L, Inc., a Delaware corporation, and certain other direct and indirect subsidiaries of Velocity Express Corporation, and Comvest Velocity Acquisition I, LLC.*

2.2           Amendment No. 2 to Asset Purchase Agreement, dated as of October 28, 2009, among Velocity Express Corporation, a Delaware corporation, Velocity Express, Inc., a Delaware corporation, Velocity Express Leasing, Inc., a Delaware corporation, CD&L, Inc., a Delaware corporation, and certain other direct and indirect subsidiaries of Velocity Express Corporation, and Comvest Velocity Acquisition I, LLC.*

99.1         Press release dated November 4, 2009

* Schedules and similar attachments to the Asset Purchase Agreement, as amended, have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish a supplemental copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VELOCITY EXPRESS CORPORATION

By:	/s/ Mark T. Carlesimo, Esq.
Name:	Mark T. Carlesimo, Esq.
Title:	General Counsel

Date: November 6, 2009